Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Moxian, Inc.

We consent to the use in the Form 10-K of our report dated December 15, 2015 (Except for Note 2 dated February 17, 2016 and Note 10 dated August 12, 2016) relating to the financial statements of Moxian, Inc. as of and for the year ended September 30, 2015.

Centurion ZD CPA Ltd.

Centurion ZD CPA Ltd. (fka DCAW (CPA) Ltd. as successor to Dominic K.F. Chan & Co.)

Certified Public Accountants

Hong Kong, China

December 22, 2016